UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

NEW AMERICA ENERGY CORP.
Exact name of registrant as specified in its charter

Nevada	000-54243	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Rd, Suite D#138, Las Vegas, Nevada	89103
(Address of principal executive offices)	(Zip Code)

(800) 508-6149
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On May 31, 2011, New America Energy Corp., (“us”, “we”, “our”) entered into a property acquisition agreement with GeoXplor Corp.  Pursuant to the terms of the agreement, we acquired an option, as well as exploration rights, in certain unpatented mining claims located in Clayton Valley, Nye County, Nevada.

On October 27, 2011 we entered into an amended property acquisition agreement whereby rights to an additional set of claims, called the Clayton Ridge claims, were acquired.  The Clayton Ridge claims are approximately 45 miles from Tonopah, Nevada, USA and 5 miles from Chemetal Foote lithium deposit in Silver Peak Nevada.  The addition of the Clayton Ridge claims will require an extra issuance of 250,000 shares to GeoXplor Corp.  The total consideration for both the Clayton Valley and Clayton Ridge claims is as follows:

•	$75,000 on May 31, 2011 (already paid);

•	$100,000 on May 31, 2012;

•	$100,000 on May 31, 2013;

•	$100,000 on May 31, 2014;

•	500,000 shares of our common stock on execution of the original agreement (already issued);

•	250,000 shares of our common stock on execution of the amended agreement;

•	500,000 shares of our common stock on or before the date one year from the date of the original agreement;

•	500,000 shares of our common stock on or before the date two years from the date of the original agreement; and

•	500,000 shares of our common stock on or before the date three years from the date of the original agreement; and

•	A 3.0% net smelter royalty on all net revenue derived from production from the properties.

If we are unable to make any of the share issuances or payments under the agreements with GeoXplor, the property rights will revert to GeoXplor.

Exhibit No.	Description
10.1	Amended Property Purchase Agreement with GeoXplor Corp dated October 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW AMERICA ENERGY CORP.

/s/ Rick Walchuk
Rick Walchuk
President

Date: October 31, 2011